SUB-ITEM 77E: LEGAL PROCEEDINGS

     The Trust and others have been named defendants in a civil lawsuit filed on June 28, 1999 in the United States District Court for the Southern District of New York and captioned Dorchester Investors v. Peak International Limited, Peak Trends Trust, Luckygold 18A Limited, Jerry Mo, T.L. Li and Donaldson, Lufkin & Jenrette Securities Corporation (99 CIV. 4696). The suit purports to be a federal securities law class action arising from the initial public offering and sale of securities by the Trust in May 1998. The complaint alleges violations of sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, by the defendants in connection with the public offering. It alleges, in substance, that the Trust's registration statement and prospectus contained untrue statements of material facts, omitted to state other facts necessary to make the statements made not misleading, and concealed and failed to disclose material facts. The complaint seeks unspecified compensatory damages in favor of the plaintiff and the other putative class members, and interest and costs, including counsel fees and expert fees.